Exhibit 21.1

Subsidiary	Jurisdiction of Incorporation or Organization
CM6B Vivid Equity, Inc.	Delaware
Hoya Intermediate, LLC	Delaware
Hoya Midco, LLC	Delaware
Vivid Seats LLC	Delaware
ActCo LLC	Delaware
Active Ticket Company LP	Delaware
Vivid Hospitality LLC	Illinois
World Ticket Source, LLC	Delaware
Skybox Ticket Resale Platform LLC	Illinois
Vivid Seats Canada Ltd.	Canada
FanXchange International, Inc.	Delaware
Ticket Website LLC	Delaware
Ticket Fulfillment Services LP	Delaware
Vivid Cheers, Inc.	Delaware
Vivid Picks, LLC	Delaware
Vivid Seats Canada Ltd.	British Columbia